                                                                  Exhibit 3.40.2

                                     BY-LAWS

                                       OF

                            APICO INNS OF GREEN TREE

                                    ARTICLE I.

                                     Office

            Section 1. The offices of this corporation shall be 1601 Belvedere Road, Suite 501, South, West Palm Beach, Florida 33406, with branch offices in such other places as the board of Directors may deem necessary to the conduct of the business of the corporation.

                                   ARTICLE II.

                            Meetings of Shareholders

            Section 1. The annual meeting of the shareholders of the corporation for the election of Directors shall be held at the office of the corporation in New York, Florida or at such other place as the Board of Directors may fix on the last day of July in each year beginning in the year 1972.

            Section 2. Special meetings may be held at such time and place as the Board of Directors may determine.

            Section 3. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the corporation entitled to vote shall be necessary to constitute a quorum, and a shareholders' meeting shall not be organized for the transaction of business unless a quorum is present. The shareholders present at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. If a meeting cannot be organized because a quorum has not attended, those present may (except as otherwise provided in the Business Corporation Law) adjourn the meeting to such time and place as they may determine. In the case of any meeting called for the election of directors, those who attend the second of such adjourned meetings, although less than a quorum as fixed in these By-Laws, shall nevertheless constitute a quorum for the purpose of electing directors.

            Section 4. - Written notice of every meeting of the shareholders shall be given by or at the direction of the person authorized to call the meeting to each shareholder of record entitled to vote at the meeting, at least ten (10) days prior to the day named for the meeting, unless a greater period of notice is required by law to be given in any particular case. Notice of any meeting may be waived in writing by the shareholders and attendance at the meeting shall itself constitute a waiver of notice of the meeting.

            Section 5. - At the annual meeting of the shareholders the election of Directors for the ensuing year shall be held and such other business transacted as shall properly be brought before the meeting. Election of Directors need not be by ballot.

            Section 6. - Except for the action required by law for increasing the capital or indebtedness of the corporation, any action required by the Business Corporation Law of Pennsylvania to be taken at a meeting of the shareholders of the corporation may be taken without a meeting, it a consent in writing, setting forth the action so taken, shall be signed by all the shareholders who would be entitled to vote at a meeting for such purpose and shall be filed with the Secretary of the corporation.

                                  ARTICLE III.

                               Board of Directors

            Section 1. - The business and affairs of the corporation shall be managed by a board consisting of three (3) directors who shall be elected and qualified. The number of directors shall be three (3) until such time as the Board of Directors may change the number within the limits provided above.

            Section 2. - After the Board of Directors shall have been elected, they shall meet and choose a President, Vice President, Secretary and Treasurer, and such assistants as the Board of Directors may authorize, who shall serve for a period of one year and until their successors are chosen and qualified. Any two or more offices may be held by the same person except the office of President and Secretary.

            Section 3. - Any vacancy in the Board of Directors shall be filled by a majority of the remaining members of the Board, though less than a quorum and each person so elected shall be a Director until his successor is elected by the shareholders, who may make such election at the next annual meeting of the shareholders or at any special meeting duly called for that purpose and held prior thereto.

            Section 4. - Meetings of the Board of Directors shall be held at such time as the Board may appoint or upon call by the President or a majority of the Board of Directors. Meetings may be held at such place as the majority of the Directors may from time to time appoint or as may be designated in the notice calling the meeting.

            Section 5. - A majority of the Directors in office shall be necessary to constitute a quorum for the transaction of business.

            Section 6. - If all the Directors shall severally or collectively consent in writing to any action to be taken by the corporation, such action shall be as valid corporate action as though it had been authorized at a meeting of the Board of Directors.

            Section 7. - The Board of Directors may, by resolution adopted by a majority of the whole Board; delegate two or more of its members to constitute an Executive Committee, which, to the extent provided in said resolution shall have and exercise the authority of the Board of Directors in the management of the business of the corporation.

            Section 8. - Written notice of every meeting of the board of Directors shall be given to each Director at least three (3) days prior to the date named for the meeting, but such notice may be waived in writing and attendance at the meeting shall itself constitute a waiver of notice of the meeting.

            Section 9. - The entire Board of Directors or any individual Director my be removed from office by a majority vote of the holders of the outstanding share entitled to vote at an election of Directors. In case the Board or any one or more Directors be so removed, new Directors may be elected at the same meeting.

                                   ARTICLE IV.

                                    Officers

            Section 1. - The officers of the corporation shall consist of a President, Vice President, Secretary and Treasurer and such assistants as the Board of Directors may authorize.

            Section 2. - It shall be the duty of the President to preside at all meetings of the shareholders and Board of Directors and to enforce the observance of all rules of order and the By-Laws of the corporation and he shall be, ex-officio, a member of each standing committee. He shall have such other duties as the Board of Directors may prescribe.

            Section 3. - In the absence of the President, the Vice President shall be the presiding officer and shall have such other duties as the Board of Directors may specify.

            Section 4. - It shall be the duty of the Secretary to keep or cause to be kept a proper record of all the votes of the corporation and a minute of its transactions and minutes of all Directors' and shareholders' meetings in a book to be kept for that purpose. Be shall keep an accurate list of all the shareholders and the number of shares held by each. He shall have the custody of all stock and transfer books and shall affix the corporate seal to such documents as may require it, and perform such other duties as the Board of Directors may require.

            Section 5. - It shall be the duty of the Treasurer to receive and to have the care and custody of all the moneys and funds belonging to the corporation and to deposit the same to the credit of the corporation is such bank or banks as the Board of Directors may designate, and to perform such other duties, usually pertaining to the office, as the Board of Directors may require.

            Section 6. - Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever, in its best judgement, the best interests of the corporation will be served thereby, without prejudice, however, to any contract rights the person so removed may have.

                                   ARTICLE V.

                          Shares and Classes of Stock

            Section 1. - The shares of stock and the classes of stock of this corporation shall be such as are provided for in the Articles of Incorporation and any amendments thereto.

            Section 2. - The Board of Directors shall provide share certificates in form and as required by law. Share certificates shall be signed by the President or Vice President and Secretary, or by the President or Vice President and Treasurer, and sealed with the corporate seal, and shall be transferable only on the books of the corporation by the holder in person, or by duly authorized agent, upon the surrender of the certificate, properly endorsed.

                                  ARTICLE VI.

                           Obligations - How Approved

            Section 1. - The Board of Directors may adopt such system or method for the auditing and approving of the corporation's liabilities and for the payment of the same by voucher or check as the Board may from time to time see proper.

            Section 2. - The Board of Directors is authorized to borrow money for the current business of the corporation and to delegate this authority, by resolution of the Board, to an officer or officers of the corporation.

                                  ARTICLE VII.

                             Reports or Statements

            Section 1. - Reports or statements showing the financial condition of the corporation may be made to the shareholders in such form and at such time as the Board of Directors shall not be required to make financial reports to the shareholders or to have such financial reports examined by an independent certified public accountant as is provided in Section 318 of the Business Corporation Law of Pennsylvania, as amended.

                                 ARTICLE VIII.

                               Corporate Records

            Section 1.- The corporations may maintain its corporate records either at its registered office is Pennsylvania or at such other place as the Board of Directors may determine, provided, however, that if such records are not maintained at registered office in Pennsylvania a duplicate record of the proceedings of the shareholders and of the directors and a copy of its By-Laws, including all amendments or alterations thereto to date, certified by the Secretary of the corporation shall be maintained at the registered office a well as a duplicate share register, giving the names of the shareholders in alphabetical order, and showing their respective addresses, the number and classes of shares held by each, the number and date of the certificates issued for the shares and the number and date of cancellation of every certificate surrender for cancellation. The corporation shall also maintain at its registered office in Pennsylvania or at its principal place of business complete and accurate books or records of account.

                                  ARTICLE IX.

                                   By-Laws

            Section 1. - The Board of Directors, by a majority vote of the members thereof, shall have authority to make, alter, amend and repeal the By-Laws of the corporation, subject to the power of the shareholders, by a majority vote, to change or repeal such By-Laws at any regularly called meeting of the shareholders.